Exhibit 10.3

FORM OF
AMENDMENT TO LETTER AGREEMENT

Date:	June 9, 2006

Prior Agreement:	Letter Agreement effective [April 1, 2003], by and between Veeco Instruments Inc. (the “Company”), and ___________________ (“Executive”)

Defined Terms:	Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Prior Agreement.

The undersigned hereby amend and supplement the Prior Agreement by adding the following provisions:

In the event Executive’s employment with the Company is terminated without “Cause” or Executive resigns for “Good Reason,” and contingent upon Executive’s compliance with the provisions of the Prior Agreement and satisfaction of any conditions precedent to severance and similar payments under the Prior Agreement (such as execution and non-revocation of a general release of claims), the following would apply:

Restricted Stock, Restricted Stock Units:

The Eligible Shares (as defined below) shall become vested and the restrictions with regard thereto shall lapse upon such termination.  As used herein, “Eligible Shares” shall mean all shares of restricted stock or restricted stock units which (a) were awarded to Executive on or after the date of this Amendment, (b) are held by Executive as of the date of termination and (c) continue to be subject to restrictions as of such date.

Long-term Cash Incentive Awards:

Change in Control Situation:  If such termination occurs within 12 months following a “Change of Control,” then Executive will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, which portion will be calculated by the Compensation Committee of the Company’s Board of Directors as of the later of the date of Executive’s termination or the date of the Change of Control and based on the Company’s performance measured from the beginning of the applicable performance period to the end of the most recently completed fiscal quarter, and will be pro-rated based on the length of service during the applicable performance period as compared to the entire performance period, rounded to the nearest whole month.  This award will be paid as soon as practicable following the Change in Control (or, if later, the date of such termination).

Non-Change in Control Situation:  If such termination occurs other than as a result of or within 12 months following a “Change of Control,” then Executive will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards at the end of the applicable performance period based on the Company’s cumulative performance for the performance period and pro-rated based on the length of service during the applicable performance period as compared to the entire performance period, rounded to the nearest whole month.  This award will be paid at the same time as awards are payable to participants generally with respect to such performance period.

Except as amended and supplemented hereby, the Prior Agreement shall remain in full force and effect.

VEECO INSTRUMENTS INC.	EXECUTIVE:

By:
Name:
Title: